Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GUARDION HEALTH SCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share (3)	457(c) and 457(h)	166,667	$6.875	$1,145,835.62	$110.20 per $1,000,000.00	$126.27
	Total Offering Amounts					$1,145,835.62		$126.27
	Total Fee Offsets							—
	Net Fee Due							$126.27

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Guardion Health Sciences, Inc. 2018 Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s Common Stock.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), by averaging the high and low sales prices of the Registrant’s Common Stock reported on the Nasdaq Capital Market on June 14, 2023.

(3) Represents shares of Common Stock of the Registrant issuable under the Plan, which are being registered herein and consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the other terms and conditions of the Plan.